Exhibit 3.1

ARTICLES OF INCORPORATION

ROSS MILLER
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4601
(775) 684-5708
Website:  www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209	Filed in the Office of Barbara K. Cegavske Secretary of State State of Nevada Document Number 20150222099-02 Filing Date and Time 05/15/2015 10:16 AM Entity Number E0715542005-7

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.  Name of Corporation:    Iconic Brands, Inc.

2.  The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.
3.  The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
100,000,000 shares of common stock are currently authorized with par value of $0.001
100,000,000 shares of preferred stock are currently authorized with a par value of $0.001

4.  The number of authorized shares and the par value, if any, of each class or series, if any, of  shares after the change:

Increase to 2,500,000,000 shares of common stock authorized with par value of $0.001
100,000,000 shares of preferred stock remain authorized with a par value of $0.001

5.  The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued shares of the same class or series:

Not Applicable

6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of script to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Not Applicable

7. Effective date and time of filing: (optional)

Date:  May 11, 2015    Time:  Noon

8.  Signature:  (required)

/s/ Richard DeCicco
Title:  President

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.